Exhibit 99.1

Elephant & Castle Group Inc. reports first quarter 2005 results

VANCOUVER, BRITISH COLUMBIA, CANADA – May 11, 2005 Elephant & Castle Group Inc. (OTCBB - PUBSF) today announced results of operations for the thirteen weeks ended March 27, 2005.

Rick Bryant, President and Chief Executive Officer, commented "The first quarter of 2005 has seen continued sales and profit growth from our comparable US stores. Comparable US store sales growth in the quarter was +5.3%, which is a significant achievement against the background of double digit growth in 2004. Canadian comparable store sales were slightly lower than last year, mainly reflecting loss of business due to the NHL lock-out, which hit our Western Canada stores particularly hard. Encouragingly, we continue to see growth from our core Eastern Canada stores, building on a strong finish to 2004 in this region”.

  US same store sales grew by 5.3%, and delivered income from restaurant operations $78,000 higher than 2004.
  Canadian same store sales fell by 1.7% .
  Overall income from restaurant operations increased by 11.2% versus the first quarter of 2004.

He added "Our second store in Chicago, IL opened for business on May 2, 2005 and our new store in Washington DC will open later this month. The first quarter also saw the opening of a new Elephant & Castle franchise in Wexford, PA. We continue to look for opportunities for further expansion of our US store base”.

Results for the thirteen weeks ended March 27, 2005:

The Company reported a net loss of US $804,000 or US $0.16 basic loss per share for the thirteen weeks ended March 27, 2005 after inclusion of an interest charge of US $653,000 and a loss on foreign exchange of US $91,000. This compares with a loss of US $281,000 or US $0.06 per share for the prior fiscal year, which included an interest charge of US $125,000, a US $2,000 gain on foreign exchange and an asset impairment charge of US $147,000. Total revenues for the thirteen week period ended March 27, 2005 were US $6,972,000 compared with US $6,627,000 for the prior fiscal year.

Elephant & Castle Group Inc. is the premier operator and franchisor of authentic British-style pubs with 25 locations throughout North America.

This news release (as well as information included in oral statements or other written statements made or to be made by the Company) may contain forward-looking statements, such as statements relating to future expansion, that involve risks and uncertainties relating to future events. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statement. The Company does not expect to update forward-looking statements continually as conditions change. These risks and uncertainties include, but are not limited to, those relating to competition, fluctuations and changes in consumer preferences and attitudes, intellectual property protection, development and construction activities. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the company's Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 26th, 2004.

Elephant & Castle Group Inc.
12th Floor, 1190 Hornby Street,
Vancouver, BC
V6Z 2K5
Ph: (604)-684-6451
Fax: (604)-684-8595